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                                                                     EXHIBIT 5.6

                  [SIDLEY AUSTIN BROWN & WOOD LLP LETTERHEAD]


                              September 25, 2003


Wallace Technical Services, L.L.C.
Wallace Heritage, L.L.C.
Wallace Financial Services, L.L.C.
Visible Computer Supply Corporation
Bruce Offset, Inc. (f/k/a Pearson 1, Inc.)
      c/o Moore Wallace Incorporated
      1200 Lakeside Drive
      Bannockburn, Illinois  60015-1243


Ladies and Gentlemen:

         We refer to the Registration Statement on Form S-4 (the "Registration Statement") being filed by Moore North America Finance Inc., a Delaware corporation ("Finance"), and the Guarantors (as hereinafter defined), including the Illinois Guarantors (as hereinafter defined), with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act") relating to the registration of $403,000,000 aggregate principal amount of 7-7/8% Senior Notes due 2011 (the "Exchange Securities") of Finance, which are to be offered in exchange for the equivalent principal amount of currently outstanding and unregistered 7-7/8% Senior Notes due 2011 (the "Outstanding Securities") of Finance. The Outstanding Securities were, and the Exchange Securities will be, issued under (i) an Indenture dated as of March 14, 2003, by and between Finance, as issuer, and Bank One, N.A., as trustee (the "Trustee") (the "Indenture"), (ii) the Supplemental Indenture, dated as of May 15, 2003, by and among the New Guarantors (as defined therein), including Wallace Technical Services, L.L.C., an Illinois limited liability company ("Technical"), Wallace Heritage, L.L.C., an Illinois limited liability company ("Heritage"), Wallace Financial Services, L.L.C., an Illinois limited liability company ("Financial"), Visible Computer Supply Corporation, an Illinois corporation ("Visible"), and Bruce Offset, Inc. (f/k/a Pearson 1, Inc.), an Illinois corporation ("Bruce Offset" and, together with Technical, Heritage, Financial and Visible, each individually referred to in this letter as an "Illinois Guarantor" and, collectively, as the "Illinois Guarantors"), Finance and the Trustee; and (iii) the Second Supplemental Indenture,


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dated as of September 18, 2003, by and among Finance, the Guarantors (as defined therein), including the Illinois Guarantors, and the Trustee. In connection with the offer and sale of the Outstanding Securities, Finance, the Representatives (as defined therein) and Moore Wallace Incorporated (formerly known as Moore Corporation Limited), a corporation continued under the Canada Business Corporations Act, entered into a Registration Rights Agreement dated as of March 14, 2003 (the "Registration Rights Agreement") providing for, among other things, the exchange of the Outstanding Securities. The Registration Statement is being filed pursuant to the Registration Rights Agreement. The Outstanding Securities are, and the Exchange Securities will be, guaranteed (the "Guarantees") by the Guarantors, including the Illinois Guarantors.

         We, as special Illinois counsel to each of you, are familiar with the proceedings to date with respect to the proposed issuance of the Exchange Securities contemplated by the Registration Statement and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion letter.

         In connection with this letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following:

         (i)      the Indenture;

         (ii)     the Supplemental Indenture;

         (iii)    the Second Supplemental Indenture;

         (iv)     the Registration Rights Agreement; and

         (v)      the Guarantees.

"Applicable Law" means those laws, rules and regulations that in our experience, are normally applicable to transactions of the type contemplated by the Guarantees, without our having made any special investigation as to the applicability of any specific law, rule or regulation.

         In rendering the opinions set forth herein, we have also examined and relied on originals, or copies certified or otherwise identified to our satisfaction, of such (i) certificates of public officials, (ii) certificates and representations of officers and representatives of the Illinois Guarantors, and (iii) other documents and records, and we have made such inquiries of officers and representatives of the Illinois Guarantors, as we have deemed relevant or necessary as the basis for such opinions. We have relied upon, and assumed the accuracy of, all such certificates and representations, documents and records, in each case with respect to the factual matters set forth therein. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all copies submitted to us as certified or photostatic copies and the legal capacity of all natural persons.

         Based upon the foregoing and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that, as of the date hereof:

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         1.       Each Illinois Guarantor has the requisite corporate or limited liability company power and authority to execute, deliver and perform its obligations under the Guarantees, and such execution, delivery and performance have been duly authorized by all necessary and proper corporate or limited liability company action of each Illinois Guarantor.

         2. Each Illinois Guarantor has duly authorized, executed and delivered the Guarantees.

         The foregoing opinions are limited to the Applicable Laws of the State of Illinois and the Applicable Laws of the United States of America, and we express no opinion with respect to the laws of any other state or jurisdiction.

         The opinions expressed above are based solely on factual matters in existence as of the date hereof and laws and regulations in effect on the date hereof, and we assume no obligation to revise or supplement this letter to reflect any matters which may hereafter come to our attention, or should such factual matters change or should such laws or regulations be changed by legislative or regulatory action, judicial decision or otherwise. Sullivan & Cromwell LLP, counsel to Moore North America Finance, Inc., may rely on our opinion. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of the Exchange Notes" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.


                                         Very truly yours,

                                         /s/ Sidley Austin Brown & Wood LLP


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